4 1 NASD 0001079742 oefu#v5b Officer Internet Security Systems, Inc. 0001053148 58-
2362189 11/30/02 4 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 FORM 4 STATEMENT OF CHANGES IN BENEFICIAL
OWNERSHIP [ ] Check this box if no longer subject to Section 16. Form 4 or Form
5
obligations may continue. 1. Name and Address of Reporting Person(s) Noonan, Thomas 6303
Barfield Rd Atlanta, GA 30328 2. Issuer Name and Ticker or Trading Symbol Internet Security
Systems, Inc. (ISSX) 3. I.R.S. Identification Number of Reporting Person, if an entity
(Voluntary) 4. Statement for Month/Year 11/02 5. If Amendment, Date of Original (Month/Year) 6. Relationship of Reporting Person(s) to Issuer (Check all applicable) [X]
Director [ ] 10% Owner [X] Officer (give title below) [ ] Other (specify below) President, CEO
& Chairman of Board of Directors 7. Individual or Joint/Group Filing (Check Applicable Line) [X] Form filed by One Reporting Person [ ] Form filed by More than One Reporting
Person
Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially Owned
(Columns 1,3 and 7 through 11) -------------------------------------------------
--------------
1)Title of
Derivative 3)Trans- 7)Title and Amount 8)Price 9)Number of 10)
11)Nature of Security action
of
Underlying of Deri- Derivative Indirect Date Securities vative Securities D Beneficial Amount or
Security Beneficially or Ownership Number of Owned at I - Title Shares End of Month --------
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---------------------------- Explanation of Responses: (1) Gift to Noonan Philanthropy Fund.
Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned -
-------------
--------------------------------------------------------------------------------
----------------
---------------------- 1)Title of Security 2)Trans- 3.Trans- 4.Securities Acquired(A)
5)Amount of 6) 7)Nature of action action or Disposed of (D) Securities Indirect Date Code A
Beneficially D Beneficial (Month/ or Owned at or Ownership Day/Year) Code V Amount D
Price End of Month I -----------------------------------------------------------
---------------
Common Stock 11/18/02
(1)G
27,000 D 1,718,652 D Direct
Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially Owned
(Columns 1 through 6) ----------------------------------------------------------
--------------
------------------------------------------------------------ 1)Title of
Derivative 2)Conversion
3)Trans- 4)Trans- 5)Number of Derivative 6)Date Exercisable and Security or Exercise action action Securities Acquired (A) Expiration Date
Price of Date Code or Disposed of
(D)
Derivative Security Code V A D Exercisable Expiration --------------------------
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SIGNATURE OF REPORTING PERSON /S/ Noonan, Thomas DATE 11/20/02